                                                                      Exhibit 12

                      RATIO OF EARNINGS TO FIXED CHARGES

We present below the deficiency of our earnings to fixed charges on a historical basis for the years ended December 31, 1996 through 2000. For purposes of computing the ratio of earnings to fixed charges: (1) earnings consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.


                                                    Year Ended December 31, (unaudited)
                                             -------------------------------------------------
                                               1996       1997     1998       1999       2000
                                               ----       ----     ----       ----       ----
Loss from continuing operations               (2,046)   (7,821)   (8,970)   (34,713)   (80,436)
Fixed Charges:
Amortization of debt discount and
 premium on all indebtedness                      --        --        --         --        589
Interest expense                                  --        --        --        494      5,487
Rental costs                                      86       121       152        453        772
                                              ------    ------    ------    -------    -------
Total Fixed Charges                               86       121       152        947      6,848
                                              ======    ======    ======    =======    =======
Loss from continuing operations               (1,960)   (7,700)   (8,818)   (33,766)   (73,588)
Ratio of earnings to fixed charges              (A)       (B)       (C)       (D)        (E)

(A) Due to EarthWeb's losses in 1996, the ratio coverage is less than 1:1. EarthWeb must generate additional earnings of $2,046 to achieve a coverage ratio of 1:1.

(B) Due to EarthWeb's losses in 1997, the ratio coverage is less than 1:1. EarthWeb must generate additional earnings of $7,821 to achieve a coverage ratio of 1:1.

(C) Due to EarthWeb's losses in 1998, the ratio coverage is less than 1:1. EarthWeb must generate additional earnings of $8,970 to achieve a coverage ratio of 1:1.

(D) Due to EarthWeb's losses in 1999, the ratio coverage is less than 1:1. EarthWeb must generate additional earnings of $34,713 to achieve a coverage ratio of 1:1.

(E) Due to EarthWeb's losses in 2000 the ratio coverage is less than 1:1. EarthWeb must generate additional earnings of $80,436 to achieve a coverage ratio of 1:1.